FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ANNOUNCES AN INCREASE IN YEAR END EARNINGS

Covina, CA – September 2, 2009. K-Fed Bancorp (NASDAQ: KFED) (the “Company”), the parent company of Kaiser Federal Bank (the “Bank”), is pleased to report net income of $4.7 million or $0.36 per diluted share for the year ended June 30, 2009 as compared to $3.9 million or $0.29 per diluted share last year. Net income for the year ended June 30, 2008 included $1.3 million in stock offering costs resulting from the cancellation of the stock offering in November 2007 due to unfavorable market conditions.  The recognition of these expenses resulted in a decline of $0.06 in basic and diluted earnings per share for the year ended June 30, 2008.

In spite of the challenges that continue to face the banking sector the Company posted strong earnings.  In addition, total assets, loans and deposits have reached record levels.  Total assets increased to $895.1 million at June 30, 2009 from $849.3 million at June 30, 2008.  Total loans increased to $751.2 million at June 30, 2009 from $745.4 million at June 30, 2008.  The Bank continues to originate predominately multi-family loans to replace its declining one-to-four family loan portfolio as it rebalances its loan portfolio.  While the entire loan portfolio continues to perform well given current economic conditions, our multi-family and commercial real estate loan portfolios in particular have experienced very low levels of non-accrual and charge-offs.

Based on the weakened economy and decline in the housing market, our one-to-four family mortgage loan portfolio has shown increased delinquency. Delinquent loans 60 days or more totaled $8.5 million or 1.13% of total loans and non-performing assets totaled $9.4 million or 1.05% of total assets at June 30, 2009.  Delinquent loans 60 days or more totaled $1.9 million or 0.26% of total loans and non-performing assets totaled $2.9 million or 0.35% of total assets at June 30, 2008.  Net charge-offs increased to $1.2 million or 0.16% of average loans for the year ended June 30, 2009 as compared to $538,000 or 0.07% of average loans for the year ended June 30, 2008.  In spite of the increases noted above our non-accrual and delinquency ratios remain significantly below industry averages.

We take a proactive approach in monitoring our loan portfolio in order to identify potential problem loans and we evaluate our allowance for loan losses on an ongoing basis to ensure its adequacy.  Accordingly, our provision for loan losses has increased to $2.6 million for the year ended June 30, 2009 from $962,000 for the prior year.  The provision reflects management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.

Total deposits increased to $566.2 million at June 30, 2009 as compared to $495.1 million at June 30, 2008.  As a result of the increase in deposits we have built up substantial liquidity that will position us to reduce higher costing liabilities as they mature.  The Bank has $70.0 million of higher costing Federal Home Loan Bank (FHLB) advances that will mature in fiscal 2010 with a weighted average interest cost of 4.35%.

Net interest margin increased to 2.71% for the year ended June 30, 2009 from 2.45% for the year ended June 30, 2008. The increasing margin reflects a significant reduction in our cost of funds as a result of the declining interest rate environment and repayment of $28.0 million in higher cost FHLB advances during the year.
Non-interest expense for the year ended June 30, 2009 includes a $400,000 accrual for the Federal Deposit Insurance Corporation (FDIC) special assessment payable on September 30, 2009. FDIC insurance premiums which include the special assessment noted above have increased from $412,000 for the year ended June 30, 2008 to $1.0 million for the year ended June 30, 2009.

Total equity increased to $92.6 million at June 30, 2009 from $90.3 million at June 30, 2008, which is 10.34% of total assets.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, and changes in the securities markets.  We caution readers not to place undue reliance on forward-looking statements.  The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
June 30, 2009
 (Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30 2009	June 30 2008
Total assets	$895,097	$849,291
Gross loans receivable	751,164	745,435
Allowance for loan losses	(4,586)	(3,229)
Cash and cash equivalents	73,705	51,240
Total deposits	566,193	495,058
Federal Home Loan Bank advances	207,004	235,019
State of California time deposits	25,000	25,000
Total stockholders’ equity	$92,558	$90,328

Asset Quality Ratios:
Equity to total assets	10.34%	10.64%
Delinquent loans 60 days or more to total loans	1.13%	0.26%
Non-performing loans to total loans	1.18%	0.23%
Non-performing assets to total assets	1.05%	0.35%
Net charge-offs to average loans outstanding	0.16%	0.07%
Allowance for loan losses to total loans	0.61%	0.43%
Allowance for loan losses to non-performing loans	51.69%	186.66%

Selected Results of Operations Data and Ratios:	Years Ended June 30
	2009	2008
Interest income	$45,173	$45,238
Interest expense	(22,883)	(25,769)
Net interest income	22,290	19,469
Provision for loan losses	(2,586)	(962)
Net interest income after provision for loan losses	19,704	18,507
Noninterest income	4,549	4,320
Noninterest expense, excluding stock offering costs	(16,749)	(15,547)
Stock offering costs	—	(1,279)
Income before income tax expense	7,504	6,001
Income tax expense	(2,755)	(2,133)
Net income	$4,749	$3,868
Performance Ratios:
Net income per share – basic and diluted	$0.36	$0.29
Return on average assets	0.55%	0.47%
Return on average equity	5.21%	4.18%
Net interest margin	2.71%	2.45%
Efficiency ratio (excluding stock offering costs)	62.41%	65.35%

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
June 30, 2009
 (Dollars in thousands)

	At June 30,	At June 30,
Non-accrual loans:	2009	2008
Real estate loans:
One-to-four family	$6,766	$1,583
Multi-family	—	—
Commercial	—	—
Other loans:
Automobile	—	132
Home Equity	—	—
Other	11	15
Troubled debt restructuring:
One-to-four family	1,859	—
Multi-family	235	—
Commercial	—	—
Total non-accrual loans	8,871	1,730

Other real estate owned and repossessed assets:
Real estate:
One-to-four family	496	1,045
Multi-family	—	—
Commercial	—	—
Other:
Automobile	3	161
Home equity	—	—
Other	—	—
Total other real estate owned and repossessed assets	499	1,206
Total non-performing assets	$9,370	$2,936

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At June 30, 2009
Real estate loans:
One-to-four family	6	$2,212	14	$6,220	20	$8,432
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	16	—	—	3	16
Home equity	—	—	—	—	—	—
Other	11	16	6	11	17	27
Total loans	20	$2,244	20	$6,231	40	$8,475

At June 30, 2008
Real estate loans:
One-to-four family	—	$—	4	$1,583	4	$1,583
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	10	159	8	132	18	291
Home equity	—	—	—	—	—	—
Other	22	34	9	15	31	49
Total loans	32	$193	21	$1,730	53	$1,923